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                                                                      EXHIBIT 99


                                                           FOR IMMEDIATE RELEASE

CONTACT:
JAMES H. WEBER
SENIOR VICE PRESIDENT,
MARKETING AND INVESTOR
RELATIONS OFFICER
TEL: (440) 989-3005

                    LNB BANCORP, INC., REPORTS 2003 EARNINGS

LORAIN, OHIO--January 28, 2004--LNB BANCORP, INC. (NASDAQ: LNBB), today announced financial results for the fourth quarter and year ended December 31, 2003. All 2002 financial statements and related per-share amounts herein have been restated to reflect the adoption of Statement of Financial Accounting Standards (SFAS) No. 147 "Acquisitions of Certain Financial Institutions" and SFAS No. 142 "Goodwill and Other Intangible Assets" as related to intangibles. Per Share amounts have also been adjusted to reflect a two-percent stock dividend on July 2, 2002 and a three-for-two stock split on March 14, 2003.

LNB Bancorp, Inc., parent financial holding company of The Lorain National Bank, reported earnings of $845,000 or $.13 per basic and diluted share, for the fourth quarter, down from the $2.5 million or $.37 per basic and diluted share, reported for the same period a year ago. This decline in fourth-quarter earnings resulted from continued margin pressure and severance expenses related to both the retirement of the former President and the previously announced layoff of 20 employees. Total revenues generated during the fourth quarter of 2003 decreased eight percent to $9.5 million compared with $10.4 million for the fourth quarter of 2002.

Full-year earnings for 2003 were $7.7 million compared with $9.2 million in 2002. Earnings per basic and diluted share for 2003 decreased to $1.17 from $1.39 a year ago. The return on average assets for 2003 decreased to 1.05 percent compared with 1.33 percent in 2003. The return on average shareholders' equity was 11.33 percent for 2003 as compared to 14.24 percent in 2002. For the full year, total revenues were flat at $40.3 million compared with last year. Continued compression of net interest income, combined with the severance expenses impacted this year's financial results.

In 2003, net interest income decreased by $520,000, or 1.8 percent to $28.7 million. The current rate environment, coupled with the weak local economy and competitive pricing pressure have negatively affected the Bancorp's net interest margin.

The loan loss provision increased to $2.7 million during 2003 compared with $2.2 million in 2002. This was attributable to the weak local economy, changes in portfolio mix and an increase in nonperforming assets to $5.2 million at year-end 2003. LNB Bancorp's allowance for loan losses has increased from 1.31 percent of gross loans outstanding at December 31, 2002, to 1.45 percent at December 31, 2003.

Noninterest income grew by 4.2 percent during the year, driven primarily by an $832,000 gain on the sale of the Bancorp's credit card portfolio. Also contributing to this result were increases in


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the gains on sale of loans of $142,000 and increases in services charges on deposit accounts of $177,000. Offsetting a portion of these increases were continued weakness in Investment and Trust Income which declined $318,000, and a decrease in the gains on sale of securities of $283,000.

Noninterest expense was $26.5 million in 2003, an increase of $1.7 million. This increase was principally related to severance expenses of $1.7 million, combined with increases in occupancy expense, furniture and equipment expense and outside services. With the exception of the non-recurring severance expenses, the increases experienced in other areas were offset by cost containment efforts in salary and employee benefits, marketing and loan collection expenses.

At December 31, 2003, LNB Bancorp, Inc., achieved growth in assets, loans, deposits, dividends and shareholders' equity from one year ago. Total assets rose four percent to $741.0 million from $715.4 million at year-end 2002. In this economic environment, LNB Bancorp, Inc., is following a strategy of moderate balance sheet growth funded by retail deposits and the targeted use of Federal Home Loan Bank funding.

Loans grew five percent to $526.6 million at December 31, 2003, an increase of $23.7 million. This was led by a 17 percent increase in its commercial loan portfolio and an 18 percent increase in home equity lines of credit outstanding. LNB Bancorp's loan growth was partially offset by a refinancing-induced decline in residential mortgage loans, the sale of the credit card portfolio and decreases in personal loans.

Deposits grew to $581.3 million at December 31, 2003, up from $566.1 million last year. This represents a three percent increase. Growth in deposits from demand, savings, certificates of deposit and interest-bearing checking accounts was partially offset by declines in money market and market access accounts. The growth in certificates of deposit was primarily the result of higher public fund deposits, while growth in interest-bearing checking accounts and demand deposits were attributable to the positive effects of the Bancorp's High Performance checking products.

Other borrowings increased $10.8 million, or 14 percent, to $86.6 million at December 31, 2003, as compared to one year ago. This increase in other borrowings is attributable to increases in Federal Home Loan Bank advances of $22.6 million, offset in part by decreases in repurchase agreements and Federal funds purchased totaling $11.8 million.

Shareholders' equity totaled $68.5 million at December 31, 2003, an increase of $1.9 million, or three percent, from one year ago. Book value per share increased $.26 to $10.35 at December 31, 2003, from $10.09 at year-end 2002. The 2003 year-end ratio of average shareholders' equity to average assets remained strong at nine percent.

LNB Bancorp, Inc., and Lorain National Bank exceed all applicable regulatory capital requirements. Under Federal Deposit Insurance Corporation (FDIC) guidelines, Lorain National Bank is categorized as "well capitalized"--the highest rating category available.

Cash dividends declared per share increased $.02 in 2003, or three percent, to $.70 per share--up from $.68 per share in 2002. In each of the last 20 years, the Board of Directors has approved an increase in the annual cash dividend per share. Total cash dividends declared in 2003, including the $.02 extra dividend declared by the Board in November, rose to $4.6 million.


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LNB Bancorp, Inc.'s Annual Meeting of Shareholders will be held Tuesday, April
20, 2004, at 10:00 a.m. Eastern Time. A detailed analysis of LNB Bancorp, Inc.'s 2003 financial performance will be included in its 2003 Annual Report, which will be released in March.

ABOUT LNB BANCORP, INC.
LNB Bancorp, Inc., is a $741 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc. and a 49-percent owned subsidiary, Charleston Title Agency, LLC. LNB Bancorp's primary subsidiary, The Lorain National Bank, provides a full spectrum of financial services, including full-service community banking, specializing in commercial, mortgage and personal banking services, and investment and trust services. Lorain National Bank also offers long-term, fixed-rate mortgages via the secondary mortgage market. Brokerage services including stocks, bonds, mutual funds and variable-annuity investments are also offered at Lorain National Bank through Raymond James Financial Services, Inc. (member NASD/SIPC), a registered broker/dealer. North Coast Community Development Corporation, a wholly owned subsidiary of The Lorain National Bank, is a community development entity (CDE) formed and approved in 2002, that provides qualified businesses with debt financing including commercial mortgage, construction, and commercial equipment loans aimed at stimulating economic growth and job creation in low- and moderate-income census tracts in Lorain, County, Ohio. Charleston Insurance Agency, Inc., offers life, accident, health and long-term-care insurance and fixed-annuity products. Charleston Title Agency, LLC offers traditional title services.

Lorain National Bank serves customers through 20 retail-banking centers and 23 ATMs in Ohio's Lorain, eastern Erie, and western Cuyahoga counties. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K, please visit http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations that are covered under the "safe-harbor" provisions of the Securities Litigation Reform Act of 1995. Certain forward-looking statements, which involve inherent risks and uncertainties, are described in LNB Bancorp's filings with the Securities and Exchange Commission. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations.

                          -Financial Highlights Follow-


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                                LNB BANCORP, INC.
                              FINANCIAL HIGHLIGHTS
                (IN THOUSANDS, EXCEPT PER-SHARE DATA; UNAUDITED)

                                                                                                PERCENT
  THREE MONTHS ENDED DECEMBER 31,                       2003                  2002              CHANGE
-----------------------------------------------    ---------------       ---------------     ------------
Net interest income                                $         7,101       $         7,544            (6)%

Noninterest income                                           2,448                 2,829           (13)%
                                                   ---------------       ---------------

   Revenue                                         $         9,549       $        10,373            (8)%

Provision for loan losses                                      570                   475            20%

Noninterest expenses                                         7,829                 6,345            23%
                                                   ---------------       ---------------

   Income before income taxes                      $         1,150       $         3,553           (68)%

Income taxes                                                   305                 1,063           (71)%
                                                   ---------------       ---------------
   Net income                                      $           845       $         2,490           (66)%


PER-SHARE DATA:

Earnings (basic and diluted)(1)                    $          0.13       $          0.37           (65)%

Cash dividends declared (1)                        $          0.19       $          0.18             6%


Weighted average shares outstanding:

Basic(1)                                                 6,610,119             6,601,825

Diluted(1)                                               6,619,186             6,610,405

                                                                                                PERCENT
YEARS ENDED DECEMBER 31,                                2003                  2002               CHANGE
-------------------------------------------------- ---------------       ---------------      ------------
Net interest income                                $        28,749       $        29,269            (2)%

Noninterest income                                          11,541                11,068             4%
                                                   ---------------       ---------------
   Revenue                                         $        40,290       $        40,337             0%

Provision for loan losses                                    2,695                 2,220            23%

Noninterest expenses                                        26,469                24,772             7%
                                                   ---------------       ---------------
   Income before income taxes                      $        11,126       $        13,365           (17)%

Income taxes                                                 3,411                 4,200           (19)%
                                                   ---------------       ---------------
   Net income                                      $         7,715       $         9,165           (16)%

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
  FINANCIAL RATIOS:

  Annualized return on average assets                     1.05%                1.33%

  Annualized return on average equity                    11.33%               14.24%

  Net interest margin                                     4.18%                4.52%

  Efficiency ratio                                       62.26%               62.08%

  Loan loss reserve/gross loans                           1.45%                1.31%


  PER-SHARE DATA:

  Earnings (basic and diluted) (1)                $       1.17         $       1.39           (16)%

  Cash dividends declared (1)                     $       0.70         $       0.68             3%


  Weighted average shares outstanding:

  Basic (1)                                          6,606,560            6,601,069

  Diluted (1)                                        6,614,627            6,607,393


                                                                                             PERCENT
  AT DECEMBER 31,                                      2003                 2002              CHANGE
  ----------------------------------------------- ---------------      ---------------       --------
  Total assets                                    $    741,024         $    715,399             4%

  Net loans                                       $    526,581         $    502,897             5%

  Total deposits                                  $    581,344         $    566,127             3%

  Other borrowings                                $     86,568         $     75,791            14%

  Total shareholders' equity                      $     68,516         $     66,613             3%

  Book value per share (1)                        $      10.35         $      10.09             3%


(1) Adjusted to reflect stock splits and stock dividends